Exhibit 99.1

[WISER OIL LOGO]

8115 Preston Road, Suite 400, Dallas, Texas 75225

Phone: 214/265-0080 Fax: 214/373-3610

http://www.wiseroil.com

For Immediate Release

Contact:

Rick Davis

VP Finance

The Wiser Oil Company

Phone: (214) 265-0080

Email: rdavis@wiseroil.com

The Wiser Oil Company Reports $0.21 EPS for Third Quarter 2003

Operations, Hedging and Guidance Updated

Dallas, Texas, November 12, 2003 — The Wiser Oil Company (NYSE: WZR) today reported financial and operating results for the third quarter and nine months ended September, 30, 2003:

	Three Months Ended		Nine Months Ended
	9/30/03	9/30/02	9/30/03	9/30/02

Average Daily Production—MCFE	63,043	68,141	65,271	64,678

Average MCFE Price Received*	$4.38	$3.34	$4.70	$3.10

Average Daily Gas Production—MCF	35,261	36,054	36,062	33,139

Average Gas Price Received*	$4.45	$2.50	$4.86	$2.45

Average Daily Oil Production—BBLS	4,304	5,065	4,535	5,029

Average Oil Price Received*	$26.23	$26.08	$27.56	$22.89

Total Oil & Gas Revenues—000’s	$25,424	$20,928	$83,742	$54,649

Discretionary Cash Flow (note 1) – 000’s	$10,520	$5,097	$31,556	$11,808

EBITDAX (note 2) – 000’s	$13,966	$8,682	$42,242	$22,685

*—excluding effects of hedging.

George K. Hickox, Jr., Company Chairman and CEO said, “Our third quarter results were in line with our expectations. We were pleased to see production from West Cameron Block 428 begin a little earlier than expected. New gas production from the discoveries at Wild River and West Cameron Block 488 should start up around the first of the year which we estimate will establish our 2004 entry rate in the range of 70 to 72 MMCFE per day, roughly 10% higher than our present average daily production. We are generating significant amounts of discretionary cash flow from operations, are comfortable with our balance sheet and very excited about our future plans.”

Third Quarter 2003 Financial Results

Oil and gas revenues for the third quarter 2003 were $25.4 million, up 22% or $4.5 million from third quarter 2002 due primarily to higher realized gas prices. Realized oil prices for the quarter averaged $26.23 per barrel, up $0.15 from third quarter 2002. Realized gas prices for the quarter averaged $4.45 per MCF, up 78% from third quarter 2002. Average prices received by the Company in the third quarter of 2003 were approximately $4.30 per barrel less than the average NYMEX oil price and $0.62 per MCF lower than the average NYMEX gas price.

During the third quarter of 2003, Wiser produced 3.2 BCF of gas and 426,000 barrels of oil and NGL’s for a total of 5.8 BCFE, down 8% from third quarter 2002 production of 6.27 BCFE and down 9% from second quarter 2003 production of 6.36 BCFE. Declining oil production from mature fields in the U.S and Canada combined with the sale of the Provost property in Canada are the primary reasons for the decreases in oil production as the Company continues to focus on increasing natural gas production. New gas production from West Cameron Block 416 and East Cameron Block 185 in the Gulf of Mexico commenced in the second quarter of 2003 and in the third quarter of 2003 production commenced from West Cameron Block 428. Wiser is presently producing approximately 63,500 MCFE per day.

Operating costs and production taxes for the third quarter of 2003 were $1.13 per MCFE, down 12% per MCFE from third quarter 2002 due primarily to the sale of carbon dioxide (CO2) at the Wellman unit. In May 2003, the Company began selling CO2 from the Wellman unit, which reduced third quarter 2003 operating costs by $825,000 (CO2 sales are credited against operating costs). Depreciation, depletion and amortization for the third quarter of 2003 was $1.56 per MCFE, up 7% per MCFE from third quarter 2002 due to increased production from the Gulf of Mexico and higher per unit rates at the Wolverine field in Canada.

Net income for the third quarter of 2003 was $3.2 million, or $0.21 per basic share and $0.20 per diluted share, compared to a net loss of $16.6 million for the third quarter of 2002. Discretionary cash flow (see note 1 below) for the third quarter of 2003 was $10.5 million ($0.67 per diluted share), up $5.4 million from third quarter 2002 discretionary cash flow of $5.1 million and down $0.5 million from second quarter 2003 discretionary cash flow of $11.0 million.

EBITDAX (see note 2 below) for the third quarter of 2003 was $14.0 million, up $5.3 million from third quarter 2002 EBITDAX of $8.7 million and down slightly from second quarter 2003 EBITDAX of $14.3 million. Capital and exploration expenditures for the third quarter of 2003 were $8.3 million, with $3.5 million of expenditures in Canada and $4.8 million in the U.S.

First Nine Months of 2003 Financial Results

Oil and gas revenues for the first nine months of 2003 were $83.7 million, up 53% or $29.1 million from the first nine months of 2002 due to higher gas production and higher realized oil and gas prices. Realized oil prices for the first nine months of 2003 averaged $27.56 per barrel, up 20% from the first nine months of 2002. Realized gas prices for the first nine months of 2003 averaged $4.86 per MCF, up 98% from the first nine months of 2002. Average prices received by the Company in the first nine months of 2003 were approximately $3.45 per barrel less than the average NYMEX oil price and $0.84 per MCF lower than the average NYMEX gas price.

Wiser produced 9.8 BCF of gas and 1,329,000 barrels of oil and NGL’s in the first nine months of 2003 for a total of 17.8 BCFE, up 1% from first nine months 2002 production of 17.7 BCFE. Gas production for the first nine months of 2003 increased to 55% of total BCFE production compared to 51% in 2002. Gas production from the Gulf of Mexico for the first nine months of 2003 comprised 21% of total gas production compared to 5% of total gas production in 2002.

Operating costs and production taxes for the first nine months of 2003 were $1.25 per MCFE, up 2% per MCFE from the first nine months of 2002 due primarily to higher production taxes associated with higher oil and gas prices offset by CO2 sales at Wellman. Depreciation, depletion and amortization for the first nine months of 2003 was $1.46 per MCFE, up 17% per MCFE from the first nine months of 2002 due to increased production from the Gulf of Mexico and higher per unit rates at the Wolverine field in Canada.

Net income for the first nine months of 2003 was $3.2 million, or $0.26 per common and diluted share, compared to a net loss of $39.1 million for the first nine months of 2002. Discretionary cash flow for the first nine months of 2003 was $31.6 million ($2.04 per diluted share), up $19.8 million from the first nine months of 2002 discretionary cash flow of $11.8 million. Net income includes a $5.2 million after-tax gain on the cumulative effect of accounting change for the adoption of Statement of Financial Accounting Standards No. 143 for asset retirement obligations and also includes a $7.3 million loss on derivatives. In addition, the Canadian dollar exchange rate increased significantly during the first nine months of 2003, which increased accumulated other comprehensive income in stockholder’s equity by $11.3 million.

EBITDAX for the first nine months of 2003 was $42.2 million up $19.5 million, or 86%, from $22.7 million in the first nine months of 2002.

Capital and exploration expenditures for the first nine months of 2003 were $35.3 million, with $20.3 million of expenditures in Canada and $15.0 million in the U.S. During the first nine months of 2003, the Company spent $7.1 million on unproved land and G&G costs to increase its inventory of exploration projects in both the U.S. and Canada.

Wiser received $0.9 million in proceeds from several small property sales in Canada during the first nine months of 2003 and repaid $0.2 million under its revolving credit facility. However, due to an increase in the Canadian dollar exchange rate, long-term debt increased $2.5 million during the first nine months of 2003. The Company’s cash balance at September 30, 2003 was $1.9 million.

Operations Update

The Company was active in the third quarter in each of the Company’s core areas with several significant wells or projects moving forward. The Company drilled or participated in 17 gross wells, 15 of which were successful for an 88% completion rate.

In Canada the Company successfully completed nine out of ten new wells at Hayter, the Company’s heavy oil project (100% WI). Nine of the wells were infill development locations and the tenth was an unsuccessful attempt to extend the pool boundary. All of the wells are currently on production although the most recently drilled wells are still recovering completion fluids. Once the wells are cleaned up, production from each well is expected to average 40 to 70 BOPD.

The Company participated as a non-operator in three wells in Canada, all of which were successful. The Wild River 5-31 (24% WI) tested gas in two zones and is expected to begin production in early December. The Hinton-Obed 13-8 (16.7% WI) tested gas in two zones and will also go on line in December. Wiser anticipates its net production from both these wells to commence at a combined rate of approximately 0.6 MMCF per day. The Loon 16-36 (25% WI) swab tested 120 BOPD in the main objective and has substantial behind-pipe potential. This well is expected to go on line before the end of the year.

In addition, the Company is laying a pipeline to connect the previously announced 15-30 discovery well at Wild River. Operations are proceeding with the objective of placing the well on production in mid-December.

In the United States the Company participated in a total of four wells, three of which were successful. In the San Juan Basin, the Company participated in a non-operated Fruitland Coal development well at the Rosa Unit 342A (44.3% WI). This well is currently being completed and is expected to be comparable to a recently drilled offset well which is making 3.0 MMCF per day of gas.

In South Texas the Company participated in the Batey Powell #1 (17.5% WI), a follow-up well to last year’s discovery at the Charco prospect. The well was completed as a producer and is currently producing 1.0 MMCF per day of gas. Also in South Texas the Taylor #1 (25% WI) was drilled to a total depth of 14,450 feet. The well did not find commercial hydrocarbons and was temporarily abandoned to review possible sidetrack options.

At the West Cameron Block 488 discovery announced a few months ago, facilities are currently being installed and the well is expected to begin production by the end of the year. Wiser owns a 25% working interest in this Remington Oil and Gas Corporation operated project.

In addition, the Company is participating in two exploratory wells that are currently drilling in the Gulf of Mexico. The Vermillion Block 61 #1 and the Ship Shoal Block 322 #1 are expected to reach total depth by the end of the month. Wiser owns a 25% working interest in each of these Remington-operated wells.

The Company also completed an approximate 50 square mile 3-D shoot in Liberty County, Texas. The data has been processed and is currently being interpreted. Drilling is expected to begin in the first half of next year. Wiser operates with a 35% working interest and has a total of 27,000 gross acres under lease or option in the project area.

Hedging Update

The Company has significantly improved its 2004 hedge prices over 2003 as shown in the following table (excluding oil calls sold):

	Weighted Average Price		Volume Hedged
	2004	2003	2004	2003
Gas - Swaps	$5.14	$4.07	2.74 Bcf	3.19 Bcf

Gas - Collars (ceiling / floor)	$6.28 /$4.48	$4.92/$3.77	3.66 Bcf	4.11 Bcf

Oil - Swaps	$27.95	$26.82	366 MBbl	821 MBbl

Oil - Collars (ceiling / floor)	none	$29.00/$27.00	none	90 MBbl

For a complete list of current hedges, see our website at www.wiseroil.com.

Guidance for 2003

The Company estimates its fourth quarter 2003 production will be approximately 5.8 BCFE and total 2003 production will be approximately 23.6 BCFE. The Company projects its 2003 discretionary cash flow will be approximately $42 million, EBITDAX will be approximately $56 million and capital and exploration expenditures will be approximately $42 to $45 million. In October 2003, the Company sold several small properties in Canada for $3.0 million.

Note 1

Discretionary cash flow is defined as cash flows from operating activities before changes in operating assets and liabilities and exploration expense. Management believes that discretionary cash flow is a better liquidity measure for oil and gas companies because; (a) exploration expense is a discretionary component of the Company’s capital budget that effects cash flows from operating activities and; (b) changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the Company may not control and may not relate to the period that the operating activities occurred. Discretionary cash flow should not be considered in isolation or as a substitute for cash flows from operating activities prepared in accordance with generally accepted accounting principles. Discretionary cash flow as defined above may not be comparable to similarly titled measures of other companies. Following is a reconciliation of discretionary cash flow to cash flows from operating activities:

	Third Quarter		First Nine Months
	2003	2002	2003	2002
Cash flows from operating activities	$7,011	$1,534	$25,870	$12,402
Add back exploration expense*	2,387	1,877	7,510	7,135
Add back (deduct) net changes in operating assets and liabilities	1,122	1,686	(1,824)	(7,729)

Discretionary Cash Flow	$10,520	$5,097	$31,556	$11,808

*	Excluding impairments and abandonments.

Note 2

EBITDAX is defined as net income before interest, income taxes, DD&A, impairments, exploration expense, non-cash gains, and non-cash gain or loss on derivative value. Wiser has included information concerning EBITDAX because it is used by management and certain investors as a measure of the ability of a company to service or incur indebtedness and because it is a financial measure commonly used in the energy industry. EBITDAX should not be considered in isolation or as a substitute for net income, cash flow from operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of the Company’s profitability or liquidity. EBITDAX as defined above may not be comparable to similarly titled measures of other companies. Following is a reconciliation of EBITDAX to net income:

	Third Quarter		First Nine Months
	2003	2002	2003	2002
Net income (loss) before dividends
and accounting change	$3,174	$(16,562)	$1,174	$(34,114)
Add back interest expense	3,625	3,625	10,906	10,663
Deduct income tax benefit	(332)	(1,883)	(1,241)	(3,657)
Add back DD&A & impairment	9,038	18,578	26,049	31,502
Add back exploration expense	3,275	3,721	10,148	11,681
Add back non-cash gain (loss) on derivative value	(4,814)	1,203	(4,794)	6,610

EBITDAX	$13,966	$8,682	$42,242	$22,685

Conference Call

The Company will hold a conference call to discuss the Company’s third quarter 2003 results on Thursday, November 13, 2003 at 10:00 a.m. Central Time (11:00 a.m. Eastern Time).

This conference call is a live web cast and can be accessed by going to the Company web page at www.wiseroil.com All participants who dial in or log in will have their full name and company name collected.

To participate in the conference call via telephone, please dial either of the following numbers: 1-800-289-0572 (U.S. and Canada) or 1-913-981-5543 (International) and reference confirmation code 336922. We ask that you please dial in five to ten minutes prior to the scheduled start time.

Glossary of terms

BCF – billion cubic feet.

BOE – barrels of oil equivalent.

BOEPD – barrels of oil equivalent per day.

BOPD – barrels of oil per day

MBbl – thousand barrels

MCF – thousand cubic feet

MCFE – thousand cubic feet of gas equivalent

MMBTU – million British thermal units.

MMCFPD – million cubic feet of gas per day.

MMCFE – million cubic feet of gas equivalent.

WI – working interest.

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, and the business prospects of The Wiser Oil Company, are subject to a number of risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, litigation, the costs and results of drilling and operations, the Company’s ability to replace reserves or implement its business plans, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, and environmental risks. These and other risks are described in the Company’s Form 10-K and Form 10-Q Reports and other filings with the Securities and Exchange Commission.

THE WISER OIL COMPANY

(and Consolidated Subsidiaries)

	(UNAUDITED)		(UNAUDITED)
	Quarter Ended Sep. 30,		Nine Months Ended Sep. 30,
	2003	2002	2003	2002
Total production (MMCFE)	5,800	6,269	17,819	17,657
Oil (MBBL)	396	466	1,238	1,373
Gas (MMCF)	3,244	3,317	9,845	9,047
Natural gas liquids (MBBL)	30	26	91	62
Average oil price/BBL	$26.23	$26.08	$27.56	$22.89
Average gas price/MCF	4.45	2.50	4.86	2.45
Average natural gas liquids price/BBL	19.39	18.91	19.81	16.81

Condensed Consolidated Statement of Operations
(In thousands, except per share data)

Revenues
Oil and condensate	$10,388	$12,161	$34,134	$31,440
Natural gas	14,445	8,293	47,806	22,175
Natural gas liquids	591	474	1,802	1,034
Gain on sale of property	—	253	315	747
Interest and other income	2	150	102	289

Total revenues	25,426	21,331	84,159	55,685

Expenses
Operating costs and production taxes	6,561	8,110	22,295	21,578
Depreciation, depletion and amortization	9,038	9,078	26,049	22,002
Property impairment	—	9,500	—	9,500
Loss (gain) on derivatives	(2,594)	3,943	7,341	11,264
Exploration	3,275	3,721	10,148	11,681
General and administrative	2,679	1,799	7,487	6,768
Interest expense	3,625	3,625	10,906	10,663

Total expenses	22,584	39,776	84,226	93,456

Income (loss) before income taxes and cumulative effect of accounting change	2,842	(18,445)	(67)	(37,771)

Income Tax Expense (Benefit)
Current	—	(115)	—	—
Deferred	(332)	(1,768)	(1,241)	(3,657)

Total income tax expense	(332)	(1,883)	(1,241)	(3,657)
Net income (loss) before cumulative effect of accounting change	3,174	(16,562)	1,174	(34,114)
Cumulative effect of accounting change, net of tax	—	—	5,238	—

Net income (loss) before dividends and amortization	3,174	(16,562)	6,412	(34,114)
Preferred dividends	—	(441)	(700)	(1,309)
Preferred stock discount amortization	—	(1,305)	(2,530)	(3,676)

Net Income (Loss) - Common Stock	$3,174	$(18,308)	$3,182	$(39,099)

SHARE INFORMATION

Common shares outstanding	15,470	9,402	12,272	9,310
Common shares outstanding—diluted	15,669	15,284	15,439	15,243
Basic Earnings (Loss) Per Share	$0.21	$(1.95)	$0.26	$(4.20)
Diluted Earnings (Loss) Per Share	$0.20	$(1.95)	$0.26	$(4.20)

THE WISER OIL COMPANY

(and Consolidated Subsidiaries)

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	(UNAUDITED)
	Sep. 30, 2003	Dec. 31, 2002
Assets
Current assets	$15,417	$16,490
Property, net	227,853	203,213
Other assets	2,192	2,504

	$245,462	$222,207

Liabilities and Stockholders’ Equity
Current liabilities	$20,543	$23,498
Other long-term liabilities	9,240	3,299
Long-term debt	154,747	152,516
Deferred taxes	6,805	6,603
Stockholders’ equity	54,127	36,291

	$245,462	$222,207

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	(UNAUDITED)		(UNAUDITED)
	Quarter Ended Sep. 30,		Nine Months Ended Sep 30,
	2003	2002	2003	2002
Net income (loss) before pfd. dividends & amortization	$3,174	$(16,562)	$1,174	$(34,114)
DD&A	9,038	9,078	26,049	22,002
Property impairments and abandonments	888	11,344	2,638	14,046
Deferred income tax benefit	(332)	(1,768)	(1,241)	(3,657)
Property sale gains	—	(253)	(315)	(747)
Non-cash loss on derivative value	(4,814)	1,203	(4,794)	6,610
Other non-cash charges	179	178	535	533
Changes in operating assets and liabilities, net	(1,122)	(1,686)	1,824	7,729

Cash flow from operating activities	7,011	1,534	25,870	12,402

Capital expenditures	(5,936)	(2,644)	(27,757)	(33,527)
Proceeds from property sales	—	—	881	2,259
Preferred cash dividends	—	—	(921)	(436)
Foreign exchange	7	(61)	252	22
Deferred financing costs	(167)	—	(167)	—
Increase (decrease) in long-term debt	(87)	1,826	(224)	9,326
Stock options exercised	12	—	328	—

Net cash flow	840	655	(1,738)	(9,954)
Beginning cash	1,012	2,050	3,590	12,659

Ending cash	$1,852	$2,705	$1,852	$2,705

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